                           America Service Group Inc.

                            N E W S   R E L E A S E


FOR IMMEDIATE RELEASE

CONTACT:   MICHAEL CATALANO                  BRUCE A. TEAL
           PRESIDENT AND CHIEF               EXECUTIVE VICE PRESIDENT AND
             EXECUTIVE OFFICER                 CHIEF FINANCIAL OFFICER
           (615) 376-1319                    (615) 376-1361



                        AMERICA SERVICE GROUP CONTINUES
                            STRONG FINANCIAL RESULTS


Third Quarter Highlights:
$    Strong financial performance continues
$    Senior bank debt reduced by an additional $2 million
$    Remaining bridge notes converted to redeemable preferred stock

NASHVILLE, Tennessee (October 20, 1999) -- America Service Group Inc. (NASDAQ:ASGR) announced today that results for the third quarter and nine months ended September 30, 1999, reached record levels.

     Healthcare revenue for the third quarter of 1999 was $69.7 million, up 147% from $28.2 million in the year-ago quarter, primarily due to the Company's acquisition of EMSA Government Services (EMSA) during the first quarter of 1999. Net income attributable to common shares, exclusive of transitional and nonrecurring costs related to the EMSA acquisition, was $1.3 million, or $0.30 per diluted share, compared with net income of $0.6 million, or $0.17 per diluted share, for the third quarter of 1998, exclusive of the gain from the MedPartners settlement. Including $0.2 million of nonrecurring costs related to the EMSA acquisition, net income attributable to common stock for the third quarter of 1999 was $1.2 million, or $0.28 per diluted share.

     Michael Catalano, president and chief executive officer of America Service Group, said, "We are pleased to report that the strong momentum developed during the first six months of the year has continued in the third quarter."

     Healthcare expenses as a percent of revenue improved to 89.7% in the third quarter of 1999 versus 90.4% for the second quarter of 1999 and were slightly higher than the 89.3% in the quarter ended September 30, 1998. In addition, selling, general and administrative expenses improved from 8.1% of revenues in the third quarter of 1998 to 4.4% of revenues in the third quarter of 1999.


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           105 Westpark Drive - Suite 300 - Brentwood, TN 37027

                        615-373-5100 - Fax 615-376-9862

ASGR Reports Third Quarter Results
Page 2
October 20, 1999

     Healthcare revenue for the nine months ended September 30, 1999, was $200.2 million, up 139% from $83.7 million a year ago, again primarily as a result of the EMSA acquisition. Net income attributable to common shares, exclusive of a noncash, nonrecurring dividend and transitional costs related to the EMSA acquisition, was $3.5 million or $0.79 per diluted share, compared with net income, excluding the $3.5 million gain from the MedPartners settlement, of $0.7 million, or $0.14 per diluted share, for the nine months ended September 30, 1998.

     In September, the Company reduced its senior bank debt by an additional $2 million. Also during the third quarter, as previously reported, the Company's shareholders approved the conversion of $7.5 million of Bridge Notes into 75,000 shares of the Company's Series A Convertible Preferred Stock.

     America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group contracts with approximately one hundred government agencies to provide a wide range of managed healthcare programs tailored to specific client needs. The Company employs over 4,200 medical, professional and administrative staff nationwide.

     This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.








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
ASGR Reports Third Quarter Results
Page 3
October 20, 1999


                           AMERICA SERVICE GROUP INC.
                         CONSOLIDATED INCOME STATEMENT
                     (In thousands, except per share data)


                                                                     Three Months Ended
                                                      -----------------------------------------------
                                                      Sept. 30,      % of       Sept. 30,      % of
                                                        1999        Revenue        1998       Revenue
                                                      --------      -------      --------     -------
Healthcare revenue                                    $ 69,667       100.0       $ 28,215      100.0
Healthcare expenses                                     62,493        89.7         25,183       89.3
                                                      --------       -----       --------      -----
Gross margin                                             7,174        10.3          3,032       10.7
Selling, general and administrative expenses             3,058         4.4          2,284        8.1
Depreciation and amortization                              997         1.4            179        0.6
MedPartners settlement                                      --          --           (960)      (3.4)
                                                      --------       -----       --------      -----
Income from operations                                   3,119         4.5          1,529        5.4
Interest, net                                             (924)       (1.3)           169        0.6
                                                      --------       -----       --------      -----
Income before taxes                                      2,195         3.2          1,698        6.0
Provision for income taxes                                 878         1.3            113        0.4
                                                      --------       -----       --------      -----
Net income                                               1,317         1.9          1,585        5.6
Preferred stock dividends                                   97         0.1             --         --
                                                      --------       -----       --------      -----
Net income attributable to common shares              $  1,220         1.8       $  1,585        5.6
                                                      ========       =====       ========      =====
Net income per common share:
   Basic                                              $   0.34                   $   0.44
                                                      ========                   ========
   Diluted                                            $   0.28                   $   0.43
                                                      ========                   ========
   Diluted - exclusive of nonrecurring items(1,2)     $   0.30                   $   0.17
                                                      ========                   ========
Weighted average shares outstanding:
   Basic                                                 3,613                      3,564
                                                      ========                   ========
   Diluted                                               4,786                      3,662
                                                      ========                   ========



                                                                     Nine Months Ended
                                                      -----------------------------------------------
                                                      Sept. 30,      % of       Sept. 30,      % of
                                                        1999        Revenue        1998       Revenue
                                                      --------      -------      --------     -------
Healthcare revenue                                    $200,166       100.0       $ 83,678      100.0
Healthcare expenses                                    180,232        90.0         75,188       89.9
                                                      --------       -----       --------      -----
Gross margin                                            19,934        10.0          8,490       10.1
Selling, general and administrative expenses             9,022         4.5          7,354        8.8
Depreciation and amortization                            2,695         1.4            991        1.2
MedPartners settlement                                      --          --         (3,515)      (4.3)
                                                      --------       -----       --------      -----
Income from operations                                   8,217         4.1          3,660        4.4
Interest, net                                           (3,215)       (1.6)           503        0.6
                                                      --------       -----       --------      -----
Income before taxes                                      5,002         2.5          4,163        5.0
Provision for income taxes                               2,001         1.0            118        0.2
                                                      --------       -----       --------      -----
Net income                                               3,001         1.5          4,045        4.8
Preferred stock dividends                                2,150         1.1             --         --
                                                      --------       -----       --------      -----
Net income attributable to common shares              $    851         0.4       $  4,045        4.8
                                                      ========       =====       ========      =====
Net income per common share:
   Basic                                              $   0.24                   $   1.14
                                                      ========                   ========
   Diluted                                            $   0.24                   $   1.10
                                                      ========                   ========
   Diluted - exclusive of nonrecurring items(1,2)     $   0.79                   $   0.14
                                                      ========                   ========
Weighted average shares outstanding:
   Basic                                                 3,588                      3,550
                                                      ========                   ========
   Diluted                                               4,412                      3,663
                                                      ========                   ========



(1) Included in the income statement for the quarter and nine months ended September 30, 1999, are $0.2 and $0.8 million, respectively, of transitional and nonrecurring costs relating to the EMSA acquisition.
(2) Excludes "one-time" net gain in 1998 related to the MedPartners settlement.


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
ASGR Reports Third Quarter Results
Page 4
October 20, 1999


                           AMERICA SERVICE GROUP INC.
                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)


                                         Sept. 30,    June 30,     March 31,    Dec. 31,
                                           1999         1999         1999        1998
                                          -------     --------     --------     -------
CONDENSED BALANCE SHEET:
Cash and short-term investment            $ 2,752     $  5,828     $  1,477     $ 7,211
Other current assets                       41,626       48,775       61,913      17,588
                                          -------     --------     --------     -------
Current assets                             44,378       54,603       63,390      24,799
Cost in excess of net assets acquired      45,137       45,360       45,933          --
Property and equipment, net                 3,707        3,498        3,264       1,886
Other assets                                2,173        2,437        2,168       1,690
                                          -------     --------     --------     -------
                                          $95,395     $105,898     $114,755     $28,375
                                          =======     ========     ========     =======
Current liabilities                       $35,903     $ 53,831     $ 57,362     $14,284
Other liabilities                           2,520        1,876        1,477       1,300
Long-term debt                             28,000       30,000       37,000          --
Retained earnings                           3,413        2,193        1,053       2,562
Other stockholders' equity                 25,559       17,998       17,863      10,229
                                          -------     --------     --------     -------
                                          $95,395     $105,898     $114,755     $28,375
                                          =======     ========     ========     =======


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